UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)
   Kemper, Jonathan M.
   1000 Walnut Street
   Kansas City, Missouri 64106

2. Issuer Name and Ticker or Trading Symbol
   Commerce Bancshares, Inc. (CBSH)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/31/2002

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Vice Chairman

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
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Common Stock                                                                                     17,262         I  Charlotte Kemper
                                                                                                                   Trust
Common Stock                                                                                     21,444         I  David BR Kemper
                                                                                                                   Trust
Common Stock                                                                                     4,743          D  Direct
Common Stock                                  12/31/02    A        1,697 (1)     A               3,770          I  Exec Comp Plan

Common Stock                                                                                     101,994        I  Irrev Trust for
                                                                                                                   self
Common Stock                                                                                     36,189         I  Irrev Trust-
                                                                                                                   children
Common Stock                                                                                     203,545        I  Julie K Foyer
                                                                                                                   Trust
Common Stock                                                                                     60,641         I  Laura K Fields
                                                                                                                   Trust
Common Stock                                                                                     17,246         I  Nicholas Kemper
                                                                                                                   Trust
Common Stock                                                                                     759,422        I  Rev Trust for
                                                                                                                   self
Common Stock                                                                                     14,175         I  Thrift Plan

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
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Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
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Explanation of Responses:

(1)
Acquired on various dates between January 1 and August 29, 2002, pursuant to Commerce Bancshares' deferred compensation plan.


SIGNATURE OF REPORTING PERSON
/S/ By: Jeffery D. Aberdeen
    For: Jonathan M. Kemper

DATE 02/14/2003